Exhibit 23.4
                                                                    ------------

                       Consent of Independent Accountants

         We hereby consent to the incorporation by reference in this registration statement Form S-3/A of our report dated, February 10, 2000, on our audits of the financial statements of Nucleus Consulting, Inc. as of December 31, 1999, 1998, and 1997, and for the years then ended, included in the registration statements of Form S-1 (File No. 333-30406), filed with the SEC on February 14, 2000 and (File No. 333-38088), filed with the SEC on May 20, 2000 as well as the registration statement on Form S-1/A (File No. 333-30406), filed with the SEC on July 13, 2000. We also consent to the reference to our firm there to under the caption "Experts".

    /s/Klayman & Korman, LLC
    ------------------------

    Klayman & Korman, LLC

    December 12, 2000










NY/312749.3
12/11/00